Exhibit 99.1

NEWS                                                  [BAUSCH & LOMB LOGO]

Bausch & Lomb's 2004 Revenues Grow 11 Percent, Generating $2.93 Earnings Per Share
- - -

Full-year revenues grow six percent excluding currency benefits
Full-year comparable-basis EPS rise 29 percent from 2003
Company expects constant-currency revenues to grow six to seven percent in 2005, with earnings per share at the high end of previous guidance

FOR RELEASE THURSDAY, JANUARY 27, 2005

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported results for its full year and fourth quarter ended December 25, 2004.

Full-Year Results

Full-year worldwide net sales of $2.23 billion increased 11 percent from $2.02 billion in 2003, and were up six percent excluding the positive benefit of changes in foreign currency exchange rates. Growth was reported for all product categories in each geographic segment.

Full-year GAAP earnings per share were $2.93 in 2004. In 2003, GAAP earnings per share were $2.34 and included certain significant items as well as the cumulative effect of a change in accounting principle. Excluding those items, 2004 earnings per share increased 29 percent on a comparable-basis from 2003.

Full-year comparable-basis operating margins increased to 12.5 percent of sales in 2004 from 11.6 percent of sales in the prior year. Gross margins expanded to 58.1 percent of sales from 57.5 percent of sales in 2003. This improvement, combined with lower selling, general and administrative expenses as a percentage of sales, was partially offset by higher investment in research and development. For the full year, comparable-basis research and development expense increased 13 percent to $162.5 million, or 7.3 percent of sales.

Fourth-Quarter Results

Fourth-quarter net sales of $606.6 million represented a 10 percent increase (or growth of seven percent on a constant-currency basis) over the prior-year period. Gains were reported in every product category in each of the Company's geographic business segments except for an anticipated decline in sales from refractive surgery products in the Americas region.

Fourth-quarter GAAP earnings per share were $0.94. In 2003, fourth-quarter GAAP earnings per share of $0.92 included certain significant items. Excluding those items, earnings per share increased 13 percent on a comparable basis in 2004.

Comparable-basis operating margins were 13.9 percent of sales in the fourth quarter of 2004 and 14.1 percent of sales in 2003. Gross margins increased to 57.9 percent of sales compared to 57.0 percent of sales a year ago, reflecting benefits from cost improvement initiatives as well as sales shifts to higher margin new products. Gross margin expansion was partially offset by increased investment in research and development. Fourth-quarter research and development expense was $48.8 million, and represented eight percent of sales.

"We are very pleased with the strong results reported for both the fourth quarter and all of 2004, which clearly demonstrate that the Company is beyond the turnaround stage," said Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella. "Led by improved operational performance, we surpassed the earnings per share expectations we established at the beginning of the year and exited 2004 with increased momentum. We are well positioned for accelerated sales growth and continued strong financial performance in 2005."

Reconciliation Between GAAP and Comparable-Basis Earnings

Certain items reflected in the Company's 2003 GAAP results impact year-over-year comparability. These include the reversal of previously recorded restructuring reserves, expense associated with the purchase of an early-stage pharmaceutical technology, and foreign exchange income realized upon the liquidation of certain non-U.S. legal entities.

The following table reconciles GAAP and "comparable-basis" net earnings and earnings per share for the periods in the Statements of Earnings that accompany this news release.
Dollars in Millions, Except Per Share Data	Fourth-Quarter 2004 Unaudited		Fourth-Quarter 2003 Unaudited
	$	Per Share	$	Per Share
GAAP net earnings	$ 51.4	$0.94	$ 49.4	$0.92
Reversal of restructuring reserves	-	-	(4.1)	(0.08)
R&D expense associated with purchase of ISV-403	-	-	3.7	0.07
Foreign exchange income from liquidation of subsidiaries	-	-	(4.5)	(0.08)
Comparable-basis net earnings	$51.4	$0.94	$ 44.5	$0.83

	Full-Year 2004 Unaudited		Full-Year 2003
	$	Per Share	$	Per Share
GAAP net earnings	$159.6	$2.93	$125.5	$2.34
Change in accounting principle, net of taxes	-	-	0.9	0.02
Reversal of restructuring reserves	-	-	(4.1)	(0.08)
R&D charge associated with purchase of ISV-403	-	-	3.7	0.07
Foreign exchange income from liquidation of subsidiaries	-	-	(4.5)	(0.08)
Comparable-basis earnings before change in accounting principle	$159.6	$2.93	$121.5	$2.27

Fourth-Quarter Geographic Revenues

Fourth-quarter U.S. revenues were $222.8 million, up five percent from the prior year, and represented 37 percent of total Company sales. Revenues derived in markets outside the U.S. increased 13 percent over the same period in 2003 and were up 8 percent on a constant-currency basis. Revenue increases in each of the Company's geographic operating segments were as follows:
Unaudited	Actual	Constant Currency
Americas Europe, Middle East and Africa Asia	+ 5% + 15% + 13%	+ 5% + 7% + 11%

These operating segment revenue trends were largely the result of the factors discussed below which influence each of the Company's product categories.

Fourth-Quarter Product Category Revenues

Revenue increases for each of the Company's product categories were as follows:
Unaudited	Actual	Constant Currency
Contact Lenses Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	+ 16% + 6% + 11% + 11% - 2%	+ 12% + 4% + 8% + 7% - 6%

Contact lens sales growth outpaced market trends, and was led by the SofLens® One Day, SofLens66® Toric, SofLens Multi-Focal, PureVision™ and SofLens59 product lines. Each of these products posted solid double-digit growth in the quarter, and together grew approximately 30 percent over 2003.

Lens care sales growth was fueled by the ReNu® line of multi-purpose solutions. As anticipated, revenues rebounded from third-quarter declines, when customers had reduced orders for earlier generation multi-purpose solution products in anticipation of the launch of ReNu with MoistureLoc™. Full-year constant-currency lens care revenues grew two percent, which was in line with the Company's expectations.

Constant-currency pharmaceuticals sales growth was mainly attributable to the continued market success and geographic expansion of the PreserVision™ and Ocuvite® lines of ocular vitamins. In the Americas region, sales growth also benefited from double-digit gains for Lotemax® and Alrex®, the Company's lines of prescription steroid drops, and for the Company's lines of multi-source pharmaceuticals. In Europe, overall constant-currency revenues grew one percent, as growth in most markets in the region was offset by the negative impact of pharmaceuticals pricing legislation in Germany.

Higher sales of cataract and vitreoretinal surgery products primarily reflected double-digit constant-currency gains for intraocular lenses (IOLs). Growth in the SofPort™ and Akreos™ lines of IOLs more than offset declines for older technology PMMA lines. Constant-currency revenues from phacoemulsification products grew eight percent in the quarter, offsetting declines for viscoelastics.

As anticipated, overall declines in fourth-quarter refractive surgery revenues were attributable to lower laser sales in the Americas region. The Company launched the Zyoptix™ system for customized laser surgery in the United States in the fourth quarter of 2003. As a result, 2004 revenue comparisons are against an unusually high prior-year sales base. These declines more than offset higher shipments of per procedure cards and microkeratome blades, reflecting market growth and share gains achieved by Bausch & Lomb in 2004.

Liquidity Highlights and Trends

Year-end cash and investments totaled $501.8 million in 2004 and $562.6 million in 2003. The decline was attributable to the repayment of approximately $195 million of debt that matured in the fourth quarter of 2004. Full-year cash provided by operations totaled $280.5 million in 2004, compared to $248.2 million in 2003. This primarily reflected higher reported earnings and lower payments associated with foreign currency hedging contracts, partially offset by higher tax payments and pension funding. Capital expenditures were $118.9 million in 2004, compared to $91.5 million in the prior year, mainly reflecting spending to increase contact lens manufacturing capacity.

Free cash flow (defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases, the acquisition of businesses and intangible assets, and divestitures) was $166.6 million in 2004, compared to $183.5 million in the year-ago period. A reconciliation between cash flow and free cash flow follows:
Unaudited, Dollars in Millions	Full-Year 2004	Full-Year 2003
Net change in cash and cash equivalents	$(60.8)	$ 97.5
Net cash used in financing activities	225.3	79.6
Net cash paid for acquisitions of businesses and other intangible assets	2.1	6.4
Free Cash Flow	$166.6	$183.5

Commenting on the Company's liquidity, Bausch & Lomb Chief Financial Officer Stephen C. McCluski said, "Our continued emphasis on asset management throughout 2004 led to our outperforming each of our established operating metrics. We reduced both days sales outstanding and inventory months on hand; we exceeded our free cash flow expectations for the year; and we strengthened our capital structure through the repayment of debt and the successful conversion of our contingently convertible securities. As a result, we exited the year with an even stronger balance sheet and increased financial flexibility."

Company Expectations for 2005

Bausch & Lomb provided the following projections regarding its 2005 financial performance:
-

Total Company constant-currency sales are expected to grow between six and seven percent. Should foreign currency rates remain at current levels, the Company estimates that full-year reported sales growth would be about two percentage points higher. Constant-currency sales growth projections by product category are as follows: contact lenses, 10 to 12 percent; lens care, two to four percent; pharmaceuticals, seven to nine percent; cataract and vitreoretinal surgery, five to seven percent; and refractive surgery, three to five percent.

-

Consistent with its ongoing operating objectives, management anticipates continued expansion in gross margins and further reductions in selling, general and administrative expenses as a percentage of sales, with investment in research and development growing at a higher rate than sales. As a result, further operating margin expansion is anticipated.

-	Full-year net financing expense should total between $30 million and $32 million.
-	A tax rate of 33 percent.
-	Full-year earnings per share at the high end of the previously communicated range, or approximately $3.40 per share.
-	First-quarter and first-half sales growth rates are expected to be lower than the full-year average, since several product introductions are planned to occur in the second and third quarters of 2005.
-

Earnings per share growth is expected to be at or above the full-year average rate in the first, third and fourth quarters. Second-quarter EPS growth is projected at approximately 10 percent, reflecting the timing of expenses associated with new product launches.

-	Cash flow from operations is expected to total approximately $270 million, with capital spending of approximately $120 million.

The foregoing projections do not include the effect of any potential future decision to repatriate foreign earnings for purposes consistent with the American Jobs Creation Act of 2004, or the effect of new accounting rules requiring the expensing of stock options. The Financial Accounting Standards Board (FASB) has recently issued FASB Statement No. 123R, "Share-Based Payment," which covers a wide range of share-based compensation arrangements, including stock options. The Statement is effective for quarters beginning after June 15, 2005. Bausch & Lomb plans to initiate the expensing of stock options in the third quarter and will provide the estimated impact of this change in accounting treatment on earnings per share guidance under GAAP no later than its second-quarter earnings conference call.

Bausch & Lomb STATEMENT OF EARNINGS
	Quarter Ended		Twelve Months Ended
	-----------------------------------------------------------------------------------------------------------------------
Dollar Amounts in Millions - Except Per Share Data	December 25, 2004 (Unaudited)	December 27, 2003 (Unaudited)	December 25, 2004 (Unaudited)	December 27, 2003
--------------------------------------------------------	--------------------	----------------------	----------------------	--------------------
Net Sales
Americas	$252.9	$239.7	$955.5	901.3
Europe	224.9	196.3	819.9	723.2
Asia-Pacific	128.8	114.1	456.9	395.0
	--------------------	--------------------	--------------------	-------------------
	606.6	550.1	2,232.3	2,019.5
Cost and Expenses
Cost of products sold	255.5	236.5	934.9	858.0
Selling, administrative and general	218.2	198.0	855.3	782.3
Research and development [1]	48.8	43.6	162.5	149.9
Restructuring charges [2]	-	(6.3)	-	(6.3)
	--------------------	----------------------	----------------------	--------------------
	522.5	471.8	1,952.7	1,783.9
	--------------------	----------------------	----------------------	------------------
Operating Earnings	84.1	78.3	279.6	235.6
Other (Income) Expense
Interest and investment income	(5.3)	(5.1)	(13.8)	(15.7)
Interest expense	12.3	12.3	48.4	54.2
(Gain) / loss from foreign currency [3]	(2.0)	(5.0)	(1.8)	0.1
	------------------	----------------------	----------------------	------------------
	5.0	2.2	32.8	38.6
	------------------	----------------------	----------------------	------------------
Earnings Before Income Taxes and Minority Interest	79.1	76.1	246.8	197.0
Provision for income taxes	26.5	25.9	82.7	67.0
	------------------	----------------------	----------------------	------------------
Earnings Before Minority Interest	52.6	50.2	164.1	130.0
Minority interest in subsidiaries	1.2	0.8	4.5	3.6
	------------------	----------------------	----------------------	------------------
Earnings Before Cumulative Effect of Change in Accounting Principle	51.4	49.4	159.6	126.4
Cumulative Effect of Change in Accounting Principle, net of taxes [4]	-	-	-	(0.9)
	------------------	----------------------	----------------------	------------------
Net Earnings	$51.4	$49.4	$159.6	$125.5
	=========	==========	==========	=========
Per Share: Earnings Before Cumulative Effect of Change in Accounting Principle	$0.94	$0.92	$2.93	$2.36
Cumulative Effect of Change in Accounting Principle	-	-	-	(0.02)
	------------------	----------------------	----------------------	------------------
Net Earnings	$0.94	$0.92	$2.93	$2.34
	=========	==========	==========	=========
Average Shares Outstanding - (000s) [5]	54,638	53,831	54,504	53,519
	=========	==========	==========	=========

1     R&D expense associated with the purchase of early-stage pharmaceutical technology reduced fourth-quarter and full-year 2003 net earnings by $3.7 or $0.07 per diluted share.

2     Reversal of restructuring charges increased fourth-quarter and full-year 2003 net earnings by $4.1 or $0.08 per diluted share.

3     Net foreign currency income realized upon liquidation of certain non-U.S. subsidiaries increased fourth-quarter and full-year 2003 net earnings by $4.5 or $0.08 per diluted share.

4     Income taxes related to the adoption of SFAS No. 143 in Q1 2003 were $0.5.

5     Fourth-quarter and full-year 2003 average shares outstanding have been restated to include the dilutive impact from contingently convertible debt outstanding as of December 2004. Originally reported shares were 53,764 for the fourth quarter and 53,491 for the full year; there is no impact on previously reported EPS.

SUPPLEMENTAL REVENUE INFORMATION
Net Sales
Contact Lens Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	$180.0 143.8 141.0 98.8 43.0	$154.9 135.4 126.8 89.1 43.9	$675.2 521.9 524.7 358.3 152.2	$591.8 498.9 467.9 327.9 133.0
	-------------------	----------------------	----------------------	-------------------
	$606.6	$550.1	$2,232.3	$2,019.5
	==========	==========	==========	==========

Bausch & Lomb BALANCE SHEET
Dollar Amounts in Millions	December 25, 2004 (Unaudited)	December 27, 2003
--------------------------------------------------------------------------------	-------------------------	----------------------------
Assets
Cash and Short-term Investments	$501.8	$562.6
Trade Receivables, Net	511.4	476.3
Inventories, Net	204.4	207.3
Other Current Assets	162.9	175.2
	---------------	--------------------
Current Assets	1,380.5	1,421.4
Properties, Net	580.9	548.1
Goodwill and Intangible Assets	940.6	929.6
Other Assets	120.1	107.3
	---------------	--------------------
Total Assets	$3,022.1	$3,006.4
	========	===========
Liabilities and Shareholders' Equity
Short-Term Debt	$100.8	$195.0
Other Current Liabilities	731.7	681.4
	---------------	--------------------
Current Liabilities	832.5	876.4
Long-Term Debt	543.3	652.0
Other Long-Term Liabilities	203.9	259.1
Minority Interest	15.5	15.5
	---------------	--------------------
Total Liabilities	1,595.2	1,803.0
Shareholders' Equity	1,426.9	1,203.4
	---------------	--------------------
Total Liabilities and Shareholders' Equity	$3,022.1	$3,006.4
	========	===========

Notes

All per share amounts in this release are calculated on the diluted basis, as defined by Statement of Financial Accounting Standards (SFAS) No. 128.

Investor Conference Call Information

10:00 a.m. (ET)
The News Media is invited to listen only on this call.

Call-in Number: 913.981.5507

Rebroadcast Number: 719.457.0820
Confirmation #932340

The rebroadcast of the conference call will be available starting at
1:30 p.m. ET January 27, 2005 through midnight on January 31, 2005.

Additionally, the investor call will be broadcast live over the
Internet. It can be accessed from the Investor Relations page of the
Company's Web site, www.bausch.com, or at www.vcall.com.

News Media Contact:
Margaret Graham
585.338.5469
margaret.graham@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
daniel.l.ritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company's products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the outcome of litigation; the success of product introductions; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; the continued successful implementation of the Company's efforts in managing and reducing costs and expenses; the Company's success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company's success in the process of management testing, including the evaluation of results, and auditor attestation of internal controls (as required under the Sarbanes-Oxley Act of 2002); continued positive relations with third party financing sources and the risk factors listed from time to time in the Company's SEC filings, including but not limited to the current report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended September 25, 2004.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb's 2004 revenues were $2.2 billion; it employs approximately 12,500 people worldwide and its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com Copyright Bausch & Lomb.

Trademarks of Bausch & Lomb Incorporated and its affiliates are italicized.